Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 25, 2020, relating to the consolidated financial statements of Safe Bulkers Inc. and the effectiveness of Safe Bulkers Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Safe Bulkers Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
July 1, 2020